Exhibit 99.1

Stellar accepts $875,000 Private Placement Investment and closes transaction to sell 50% of wholly owned subsidiary

Elk Hills Heavy Oil LLC

HENDERSON, NV, July 8 /PRNewswire-FirstCall/ - Stellar Resources Ltd.,(OTCBB:SRRL.ob - News) an oil and gas property acquisition, exploration and development company, (the "Company") today announced the completion of a non-brokered private placement for 5,000,000 common shares at $.175 per share with total net proceeds of $875,000.

Concurrent with the private placement Stellar has sold a 50% interest in its wholly owned subsidiary Elk Hills Heavy Oil LLC (EHHO) to Elk Hills Petroleum Canada Ltd. (EHP Canada). This transaction replaces the previously announced agreement between Stellar and EHP Canada.  Further, Stellar and EHP Canada have each made $375,000 capital contributions (total $750,000) into EHHO enabling EHHO to undertake an exploration drilling program on the EHHO oil and gas leases in Carbon County, Montana. Additionally EHP Canada has agreed to lend EHHO $1,750,000 repayable only from future revenue generated from hydrocarbons produced from the EHHO leases. The loan obligation is conditional upon successful results from the $750,000 exploratory drilling program.

EHHO will be jointly managed by Stellar and EHP Canada.

EHHO owns approximately 20,000 acres of contiguous oil and gas leases in Carbon County, Montana.

FORWARD LOOKING STATEMENT
This press release contains statements, which may constitute 'forward-looking statements' within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include fluctuation of operating results, the ability to compete successfully and the ability to complete before-mentioned transactions. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

On behalf of the Board
Stellar Resources Ltd.

www.stellarltd.com

"Ray Jefferd"
President & CEO